                                                            Exhibit (a)(1)(BBB)

                            [LETTERHEAD OF OMNICARE]
Omnicare                                                           news release
-------------------------------------------------------------------------------


          DELAWARE SUPREME COURT ISSUES RULING IN FAVOR OF OMNICARE AND
                           NCS STOCKHOLDER-PLAINTIFFS

              DELAWARE SUPREME COURT HALTS NCS MERGER WITH GENESIS


COVINGTON, Ky, December 11, 2002 - Omnicare, Inc. (NYSE: OCR), a leading provider of pharmaceutical care for the elderly, today announced that the Delaware Supreme Court yesterday ordered that the Delaware Chancery Court enter a preliminary injunction precluding the implementation of the merger of NCS HealthCare, Inc. (NCSS.OB) and Genesis Health Ventures, Inc. (NASDAQ: GHVI).

The Delaware Supreme Court reversed the order of the Delaware Chancery Court, dated November 22, 2002, denying the NCS stockholder-plaintiffs' application for a preliminary injunction.

The Supreme Court also reversed the Chancery Court's order, dated October 29, 2002, dismissing Omnicare's claim that Messrs. Outcalt's and Shaw's Class B shares (ten votes per share) automatically converted into Class A shares (one vote per share) when the voting agreements were executed and granting summary judgment in favor of defendants with respect to this claim, to the extent that the Chancery Court's decision permits implementation of the voting agreements contrary to the Supreme Court's order on the NCS stockholder-plaintiffs' fiduciary duty claims. The Supreme Court also dismissed Omnicare's appeal as to standing on the ground that the appeal is moot.

Finally, the Supreme Court remanded the case to the Delaware Chancery Court for the entry of a preliminary injunction precluding the implementation of the NCS/Genesis merger.

Dewey Ballantine LLP is acting as legal counsel to Omnicare and Merrill Lynch is acting as financial advisor. Innisfree M&A Incorporated is acting as Information Agent.

About the Company

Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves approximately 746,000 residents in long-term care facilities in 45 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 28 countries worldwide. For more information, visit the company's Web site at http://www.omnicare.com.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase and related letter of transmittal. Investors and security holders are strongly advised to read the tender offer statement of Omnicare because it contains important information. The tender offer statement has been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these statements (when available) and other relevant documents on the SEC's Web site at: http://www.sec.gov. The tender offer statement and related materials may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Statements in this press release that are not historical are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Omnicare; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and further reductions in governmental reimbursement to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonality on the business of Omnicare; the ability of vendors to continue to provide products and services to Omnicare; the continued successful integration of Omnicare's clinical research business and acquired companies, including NCS, and the ability to realize anticipated economies of scale and cost synergies; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock, the stock of Genesis Health Ventures, the stock of NCS and in the financial markets generally; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; the continued availability of suitable acquisition candidates; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.
                                       ###



Contacts:

Cheryl D. Hodges                      Joele Frank / Andy Brimmer
Omnicare, Inc.                        Joele Frank, Wilkinson Brimmer Katcher
(859) 392-3331                        (212) 355-4449, ext. 121